Exhibit 99.2

N E W S R E L E A S E

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES REPURCHASE PROGRAM

CRESTVIEW HILLS, KENTUCKY, July 18, 2003 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc., today announced that the board of directors has authorized the repurchase up to 200,000 shares of the Company’s outstanding common shares in the over-the-counter market from time to time over the next eighteen months. The number of shares to be purchased and the price to be paid will depend upon the availability of shares, the prevailing market prices and any other considerations which may, in the opinion of the Board of Directors or management, affect the advisability of purchasing the Company’s shares. The repurchase of shares will be funded from cash on hand.

For more information contact:

Martin Gerrety

Senior Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com